NASDAQ: CECE NEWS RELEASE

CECO ENVIRONMENTAL SIGNS LETTER OF INTENT

TO ACQUIRE EFFOX, INC.

NEW YORK, January 9, 2007 -- CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems, announced today that it has signed a letter of intent to acquire Effox, Inc. Effox, located in Cincinnati, Ohio, engineers and manufactures dampers and expansion joints for use in flue gas and process air handling systems and is a leading provider of equipment to the power industry. Effox also provides design, rebuilding and repair services for a variety of existing industrial systems.

Rick Blum, President and Chief Operating Officer, stated, "Effox is a company with which we have had a relationship, both as a customer and a supplier, for many years. We feel that the familiarity between our companies will make the transition of Effox into the CECO Environmental family a smooth one."

Phillip DeZwirek, Chairman and CEO of CECO stated, "The acquisition of Effox will continue the execution of our "horizontal integration" strategy with Effox broadening our exposure to the multi billion dollar power market. Effox will join CECO Filters, CECOaire, CECO Abatement, and Busch International as part of our Equipment Group."

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its seven subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum and H. M. White, Inc. -- CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company's website at:

http://www.cecoenviro.com/

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.